Exhibit 21.1

BIOTIME, INC. SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation or Organization
ReCyte Therapeutics, Inc.	California
OncoCyte Corporation	California
OrthoCyte Corporation	California
ES Cell International Pte Ltd	Singapore
BioTime Asia, Ltd.	Hong Kong
Cell Cure Neurosciences, Ltd.	Israel